SEALSQ Corp

Insider Trading Policy

As of March 10, 2025

Table of Contents

1. Introduction	3

2. Definitions	3

3. Scope	4

4. Trading restrictions	5

5. Blackout Periods	6

6. Rule 10B5-1 Plans	7

7. Prohibited Transactions	8

8. Post-Termination Transactions	8

9. Penalties for Violations	8

10. Contact Details	9

ACKNOWLEDGMENT AND CERTIFICATION	10

Annex A.	11

1.	Introduction

This document sets forth the Insider Trading Policy (the “Policy”) of SEALSQ Corp and its direct and indirect subsidiaries (collectively, “SEALSQ” and/or the “Company”). The Policy establishes the policies and procedures that govern trading and causing the trading of SEALSQ securities by SEALSQ personnel and other persons defined below as Covered Persons.

The Policy has been adopted by SEALSQ to fulfill its responsibilities as a public company under United States federal securities laws to prevent violations of the insider trading laws.

It is important that all SEALSQ personnel review the Policy carefully. Non-compliance with the Policy is grounds for disciplinary action, including and up to immediate termination. Failure to comply with the policies and procedures set forth below also can result in a serious violation of the United States. federal securities laws by the person trading, leading to potential civil and criminal penalties on that person.

This Policy may be reviewed and updated from time-to-time as appropriate or as required by applicable law. We refer you to the contact details in Section 10 of this Policy for any questions or support in understanding this Policy and its application to you.

2.	Definitions

(a)	10b5-1 Plan – Pre-arranged trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

(b)	Covered Persons – Directors, officers and employees, including temporary or short-term employees, of SEALSQ (whether located in or outside the United States) and their immediate family members, agents and advisors. Covered Persons also include: (i) any family members who reside in the same household with the director, officer or employee and any family members of the director, officer or employee who do not live in the same household but whose transactions in SEALSQ Securities are directed by, or subject to the influence or control of, the director, officer or employee; (ii) corporations or other business entities controlled by the Covered Persons; and (iii) trusts in which the Covered Persons act as a trustee or otherwise have investment control (collectively, “Controlled Covered Persons”). The term “immediate family” for purposes of this section shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

(c)	Insider Trading – The purchase, sale or transfer of securities of publicly held companies while in possession of Material Non-Public information.

(d)	Material - Information is considered material as it relates to any company if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to buy, hold or sell securities of such company. Materiality involves a relatively low threshold. Any information that could be expected to affect the price of a company’s ordinary shares (or any other securities that derives its value from such securities), whether positive or negative, should be considered material. We refer you to Annex A. for a non-exhaustive list of examples of information generally regarded as material.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

(e)	Non-Public - By default, information should be considered non-public unless it has undergone proper public disclosure. Public disclosure generally means the disclosure of the information in a filing with the Securities and Exchange Commission (the “SEC”) (such as SEALSQ’s annual report on Form 20-F or current reports on Form 6-K) or otherwise released broadly to the marketplace making it generally available to investors (such as by a press release). More limited dissemination of the information, such as in a company communication to employees (even if it is to all employees generally) does not qualify as public disclosure. Neither partial disclosure (disclosure of part of the information), nor the existence of rumors, is sufficient to consider the information to be public. To be public the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second Trading Day after the information was publicly disclosed before you can treat the information as public.

(f)	SEALSQ Securities – SEALSQ ordinary shares, F shares, preferred shares, bonds, notes and debentures, but also options, warrants and similar instruments which are exercisable, exchangeable or convertible into SEALSQ Securities.

(g)	SEC – U.S Securities and Exchange Commission, and any successor thereto.

(h)	Trading Day - For purposes of this Policy, a “Trading Day” shall mean a day on which the NASDAQ is open for trading.

3.	Scope

This Policy applies to Covered Persons regardless of their operating location, the duration of their service or role within the Company.

Each Covered Person is responsible for making sure that they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy (as discussed above) also comply with this Policy.

The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Non-Public information.

Any Covered Person who believes that a violation of this Policy has taken place shall report such violation promptly to the contact details mentioned in Section 10. If Material Non-Public information regarding the Company is inadvertently disclosed, no matter what the circumstances, by any Covered Person, the person making or discovering that disclosure should immediately report the facts to the contact details in Section 10.

4.	Trading Restrictions

Any Covered Person who possesses knowledge of any Material Non-Public information concerning SEALSQ is prohibited from (i) trading in SEALSQ Securities, (ii) advising others to trade or to refrain from trading in SEALSQ Securities (even though the Material Non-Public information that provides the basis for the advice is not disclosed to the person), (iii) disclosing the Material Non-Public information to any other person for the purpose of enabling such person to trade or to refrain from trading in SEALSQ Securities, (iv) making any recommendations or express any opinions as to trading in the SEALSQ securities to any other person on the basis of Material Non-Public information.

For clarity, the aforementioned restrictions indicate that the following transactions are prohibited for Covered Persons who possess Material Non-Public information:

-	The purchase, or offer to purchase, of SEALSQ Securities,
-	The sale of, or offer to sell, SEALSQ Securities, including the sale of SEALSQ Securities acquired through any of the following transactions:
o	the exercise of stock options;
o	the conversion of convertible securities;
o	the exercise of warrants; or
o	the exercise of rights in a rights offering,
-	the transfer of, or offer to transfer, SEALSQ Securities, including the transfer of SEALSQ Securities to a trust or a gift of SEALSQ Securities to a charitable organization.

These restrictions also apply to stock or other securities issued by any other company – such as customers, suppliers, financing partners, competitors or joint venture partners – if a Covered Person acquired or possesses Material Non-Public information relating to the other company in the course of his or her employment or affiliation with the Company.

These restrictions against Insider Trading are absolute. They apply even if the decision to trade is not based on such Material Non-Public information.

These restrictions remain in effect until the information ceases to be Non-Public or until the information, although Non-Public, ceases to be Material.

Any Covered Person who has questions as to whether information is Material and/or Non-Public shall either promptly get in touch with the contact details mentioned in Section 10 for guidance or assume that the information is Material and/or Non-Public.

The trading restrictions of this Policy do not apply to the following:

(a) 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

(b) ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company's Employee Stock Purchase Plan ("ESPP"). However, electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.

5.	Blackout Periods

Covered Persons are prohibited from trading in SEALSQ Securities during Blackout Periods, regardless of whether they actually possess Material Non-Public information.

There are two regular blackout periods with respect to trading per year (each, a “Bi-Annual Blackout Period”). The first Bi-Annual Blackout Period begins at 12:01 a.m. Eastern Time two weeks before the 1st day of the seventh month of SEALSQ’s fiscal year (i.e. 12:01 a.m. Eastern time on each June 16) and ends at 11:59 p.m. Eastern time after the close of trading on the second full Trading Day following the public dissemination by SEALSQ of its half-yearly financial results by press release to the national wire services or by making a filing with the SEC. The second Bi-Annual Blackout Period begins at 12:01 a.m. Eastern Time two weeks before the 1st day of the first month of SEALSQ’s next fiscal year (i.e. 12:01 a.m. Eastern time on each December 17) and ends at 11:59 p.m. Eastern time after the close of trading on the second full Trading Day following the public dissemination by SEALSQ of its annual financial results by press release to the national wire services or by making a filing with the SEC.

In addition to the Bi-Annual Blackout Periods, the Company may, at any time and from time to time, inform any Covered Person that he or she, is subject to a designated blackout period due to such person’s involvement in or knowledge of a particular matter (a “Designated Blackout Period”, and together with a Bi-Annual Blackout Periods, a “Blackout Period”). The existence of a Designated Blackout Period will not be announced other than to those who are subject to it. Any Covered Person made aware of the existence of a Designated Blackout Period should not disclose the existence of such blackout for any reason.

Covered Persons are prohibited from trading in SEALSQ Securities during Bi-Annual Blackout Period, as well as during the Designated Blackout Period, until they receive further written notice of clearance.

For clarity, the aforementioned restrictions indicate that the following transactions are prohibited for Covered Persons during any Blackout Period:

-	The purchase of SEALSQ Securities,
-	The sale of SEALSQ Securities, including the sale of SEALSQ Securities acquired through any of the following transactions:
o	the exercise of stock options;
o	the conversion of convertible securities;
o	the exercise of warrants; or
o	the exercise of rights in a rights offering,
-	the transfer of SEALSQ Securities, including the transfer of SEALSQ Securities to a trust or a gift of SEALSQ Securities to a charitable organization.

It is important to keep in mind that, even if a Blackout Period is not in effect, the prohibition on trading on Material Non-Public information continues to apply at all times.

6.	Rule 10B5-1 Plans

Transactions by Covered Persons pursuant to a 10b5-1 Plan will not violate this Policy and are not subject to the Blackout Period restrictions if the following conditions are met:

(a)	the 10b5-1 Plan, any change or amendment thereof and trades thereunder must meet at a minimum the requirements of SEALSQ’s and the SEC’s guidelines for Rule 10b5-1 Plans.

(b)	the Company Secretary must approve the 10b5-1 Plan in writing prior to it being executed and/or changed/amended ..

(c)	The 10b5-1 Plan must provide that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 Plan; or (y) two business days following disclosure of the Company's financial results in a Form 20-F or Form 6-K for the quarter in which the 10b5-1 Plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 Plan. This required cooling-off period will apply to the entry into a new 10b5-1 Plan and any revision or modification of a 10b5-1 Plan;

(d)	The 10b5-1 Plan is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of Material Nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 Plan must include representations by the Covered Person certifying to that effect;

(e)	The 10b5-1 Plan gives a third party the discretionary authority to execute purchases and sales of SEALSQ Securities, outside the control of the Covered Person, so long as such third party does not possess any Material Nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(f)	The 10b5-1 Plan is the only outstanding approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in SEC Rule 10b5-1(c)(ii)(D)).

7.	Prohibited Transactions

Covered Persons are prohibited from engaging in the following transactions in SEALSQ Securities unless advance written approval is obtained from the Company:

(a) Short sales. Covered Persons may not sell SEALSQ Securities short;

(b) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the SEALSQ Securities;

(c) Trading on margin or pledging. Covered Persons may not hold SEALSQ Securities in a margin account or pledge SEALSQ Securities as collateral for a loan; and

(d) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to SEALSQ Securities.

8.	Post-Termination Transactions

This Policy continues to apply to transactions in SEALSQ Securities even after termination of service to the Company, if an individual is in possession of Material Non-Public Information when their service terminates. In this case, the individual may not trade in SEALSQ Securities until that information is no longer Material Non-Public Information.

9.	Penalties for Violations

The purchase or sale of SEALSQ Securities while aware of Material Non-Public information, or the disclosure of Material Non-Public information to others who then trade in SEALSQ Securities, is prohibited by United States federal and state laws, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

The consequences of Insider Trading violations can be severe under United States law. The SEC takes the position that these laws apply to all transactions in stock and other securities of companies listed for trading in the United States, whether or not the actual trades take place in the United States.

In addition, a Covered Person’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the Covered Person’s failure to comply results in a violation of law.

10.	Contact Details

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance by contacting the following email address: sealsq_option_admin@sealsq.com.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________ (Signature)

__________________________________ (Please print name)
Date: ________________________

Annex A.

The following is a non-exhaustive list of information generally regarded as material. Please note that additional information not mentioned here may also be considered material depending on specific circumstances.

Some examples of information that ordinarily would be regarded as material are:

•	Significant transactions such as pending or proposed mergers, tender offers, acquisitions or dispositions.

•	Financial forecasts (especially earnings estimates).

•	Corporate restructurings.

•	Regulatory rulings.

•	Unanticipated changes in the level of sales, earnings or expenses or earnings that are not consistent with the consensus expectations of the investment community.

•	Material changes to previously filed financial statements

•	Credit rating changes.

•	Stock splits.

•	Stock dividends.

•	Stock buybacks.

•	Equity or debt offerings.

•	Management or key personnel changes.

•	Entry into or loss of a substantial contract not in the ordinary course of business.

•	Impending bankruptcy or the existence of severe liquidity problems.

•	Developments regarding significant litigation or government agency investigations;

•	Cybersecurity risks and incidents, including vulnerabilities and breaches;

•	Any other facts which might cause the Company’s financial results to be substantially affected.

Information may be material even if it is not directly about the Company — e.g., if the information is relevant to the Company or its products, business, or assets. Examples could include information that a primary business partner is going to increase dramatically the prices it charges to the Company, or information that a competitor has developed a product that will cause sales of the Company’s products to plummet.